Exhibit 10.1

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of March 16, 2018 by and among Bemis Company, Inc., a Missouri corporation (the “Company”), and the entities and natural persons set forth in the signature pages hereto (collectively, “Starboard”) (each of the Company and Starboard, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, the Company and Starboard have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans;

WHEREAS, as of the date hereof, Starboard has a beneficial ownership (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”)) interest in the common stock, $0.10 par value per share, of the Company (the “Common Stock”) totaling, in the aggregate, 3,030,000 shares, or approximately 3.3% of the Common Stock issued and outstanding on the date hereof;

WHEREAS, Starboard submitted a letter to the Company on February 2, 2018 (the “Nomination Letter”), nominating director candidates to be elected to the Company’s board of directors (the “Board”) at the Company’s 2018 annual meeting of shareholders (the “2018 Annual Meeting”); and

WHEREAS, as of the date hereof, the Company and Starboard have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.                                      Board Appointments and Related Agreements.

(a)                                 Board Appointments.

(i)                                     The Company agrees that immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to appoint Marran H. Ogilvie, George W. Wurtz III, and Robert H. Yanker (each an “Appointed Director” and, collectively, the “Appointed Directors”) and Guillermo Novo (the “Additional Independent Director” and, collectively with the Appointed Directors, the “New Directors”) as directors of the Company.  Prior to the date of this Agreement, each of the New

Directors has submitted to the Company a fully completed copy of the Company’s standard director & officer questionnaire (the “D&O Questionnaire”).

(ii)                                  The Company agrees that (A) the Board shall nominate the following individuals, and only the following individuals, for election to the Board at the 2018 Annual Meeting for terms expiring at the Company’s 2019 annual meeting of shareholders (the “2019 Annual Meeting”) and subject to their consent to serve:  (x) each Appointed Director (including any Replacement Director); (y) the Additional Independent Director; and (z) William F. Austen, Katherine C. Doyle, Adele M. Gulfo, David S. Haffner, Timothy M. Manganello, Arun Nayar, David T. Szczupak, Holly A. Van Deursen, and Philip G. Weaver (collectively, the “Continuing Directors”), and (B) the Company shall recommend, support and solicit proxies for the Appointed Directors at the 2018 Annual Meeting in the same manner as it recommends, supports, and solicits proxies for the election of the Continuing Directors and the Additional Independent Director.  The Company shall use its reasonable best efforts to hold the 2018 Annual Meeting no later than May 31, 2018.

(iii)                               If any Appointed Director (or any Replacement Director, as defined below) is unable or unwilling to serve as a director and ceases to be a director, resigns as a director or is removed as a director prior to the expiration of the Standstill Period (as defined below), and at such time Starboard beneficially owns (as determined under Rule 13d-3 promulgated under the Exchange Act) in the aggregate at least the lesser of 1.5% of the Company’s then-outstanding Common Stock (on an as-converted basis, if applicable) and 1,364,633 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (such lesser amount, the “Minimum Ownership Threshold”), Starboard shall have the ability to recommend a substitute person in accordance with this Section 1(a)(iii) (any such replacement nominee shall be referred to as a “Replacement Director”).  Any Replacement Director must (A) be reasonably acceptable to the Board (such acceptance not to be unreasonably withheld), (B) qualify as “independent” pursuant to New York Stock Exchange (“NYSE”) listing standards, (C) have the relevant financial and business experience to be a director of the Company and (D) be independent of Starboard (for the avoidance of doubt, the nomination by Starboard of such person to serve on the board of any other company shall not, in and of itself, cause such person to not be deemed independent of Starboard).  The Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) shall make its determination and recommendation regarding whether such Replacement Director meets the foregoing criteria within five (5) business days after (1) such nominee has submitted to the Company the D&O Questionnaire and (2) representatives of the Board have conducted customary interviews of such nominee.  The Company shall use its reasonable best efforts to conduct any interviews contemplated by this Section 1(a)(iii) as promptly as practicable, but in any case, assuming reasonable availability of the nominee, within ten (10) business days after Starboard’s submission of such nominee.  In the event the Nominating Committee does not accept a person recommended by Starboard as a

Replacement Director, Starboard shall have the right to recommend additional substitute persons whose appointment shall be subject to the Nominating Committee recommending such persons in accordance with the procedures described above.  Upon the recommendation of a Replacement Director nominee by the Nominating Committee, the Board shall vote on the appointment of such Replacement Director to the Board no later than five (5) business days after the Nominating Committee’s recommendation of such Replacement Director; provided, however, that if the Board does not appoint such Replacement Director to the Board pursuant to this Section 1(a)(iii), the Parties shall continue to follow the procedures of this Section 1(a)(iii) until a Replacement Director is elected to the Board.  Subject to NYSE rules and applicable law, upon a Replacement Director’s appointment to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint such Replacement Director to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal. Subject to NYSE rules and applicable law, until such time as any Replacement Director is appointed to any applicable committee of the Board, one of the other Appointed Directors (as designated by Starboard) will serve as an interim member of such applicable committee. Any Replacement Director designated pursuant to this Section 1(a)(iii) replacing an Appointed Director prior to the 2018 Annual Meeting shall stand for election at the 2018 Annual Meeting together with the Company’s other nominees.  Starboard shall promptly (and in any event within five business days) inform the Company in writing if Starboard fails to satisfy the Minimum Ownership Threshold at any time.

(iv)                              During the period commencing with the 2018 Annual Meeting through the expiration of the Standstill Period, the Board shall take all necessary actions to set the size of the Board at no more than 13 directors, unless Starboard consents in writing to any proposal to increase the size of the Board.

(b)                                 Board Committees.

(i)                                     Immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to appoint David S. Haffner, Marran H. Ogilvie, Philip G. Weaver, and Robert H. Yanker to the Finance and Strategy Committee of the Board (the “Finance and Strategy Committee”) and to appoint Philip G. Weaver as its Chairman.  During the Standstill Period, unless otherwise agreed by the Finance and Strategy Committee, the Finance and Strategy Committee shall be composed of four directors, including two Appointed Directors (or Replacement Directors).  Subject to NYSE rules and applicable law, until such time as a Replacement Director is appointed to the Finance and Strategy Committee, one of the other Appointed Directors (as designated by Starboard) will serve as an interim member of the Finance and Strategy Committee.

(ii)                                  The Company agrees that the Board shall not amend the Finance and Strategy Committee charter during the Standstill Period without Starboard’s prior written consent.

(iii)                               Subject to NYSE rules and applicable laws, during the Standstill Period, the Board and all applicable committees of the Board shall give each of the New Directors the same due consideration for membership to each other committee of the Board as any other independent director.

(iv)                              Subject to NYSE rules and applicable laws, during the Standstill Period, the Board and all applicable committees of the Board shall take all action necessary to ensure that each committee of the Board formed after the date of this Agreement and during the Standstill Period includes at least one Appointed Director.

(c)                                  Additional Agreements.

(i)                                     Starboard shall comply, and shall cause each of its controlled Affiliates and Associates to comply, with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate.  As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Exchange Act, and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(ii)                                  Starboard on behalf of itself and its controlled Affiliates and Associates hereby irrevocably withdraws its Nomination Letter and any related materials or notices submitted to the Company in connection therewith.  Upon execution of this Agreement, Starboard shall not, and shall cause each of its controlled Affiliates and Associates not to, directly or indirectly, (A) nominate or recommend for nomination any person for election at the 2018 Annual Meeting, (B) submit any proposal for consideration at, or bring any other business before, the 2018 Annual Meeting, or (C) initiate, encourage or participate in any “vote no,” “withhold” or similar campaign with respect to the 2018 Annual Meeting.  Starboard shall not publicly or privately encourage or support any other shareholder, person or entity to take any of the actions described in this Section 1(c)(ii).

(iii)                               Starboard shall appear in person or by proxy at the 2018 Annual Meeting and vote all Common Stock beneficially owned by Starboard at the 2018 Annual Meeting (A) in favor of all of the Company’s nominees, including the Continuing Directors, the Appointed Directors, and the Additional Independent Director, (B) in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018, (C) in accordance with the Board’s recommendation with respect to the Company’s “say-on-pay”

proposal and (D) in accordance with the Board’s recommendation with respect to any other Company proposal or shareholder proposal presented at the 2018 Annual Meeting; provided, however, that in the event Institutional Shareholder Services Inc. (ISS) or Glass Lewis & Co., LLC (Glass Lewis) recommends otherwise with respect to the Company’s “say-on-pay” proposal or any other Company proposal or shareholder proposal presented at the 2018 Annual Meeting (other than proposals relating to the election of directors), Starboard shall be permitted to vote in accordance with the ISS or Glass Lewis recommendation.

(iv)                              Starboard acknowledges that, prior to the date of this Agreement, each Appointed Director is required to submit to the Company a fully completed copy of the D&O Questionnaire and other reasonable and customary director onboarding documentation (including an authorization form to conduct a background check, a representation agreement and certain other agreements) required by the Company in connection with the appointment or election of new Board members.  Any Replacement Director shall also promptly (but in any event prior to being appointed to the Board in accordance with this Agreement) submit to the Company a fully completed copy of the D&O Questionnaire and other reasonable and customary director onboarding documentation (including an authorization form to conduct a background check, a representation agreement and certain other agreements) required by the Company in connection with the appointment or election of new Board members.

(v)                                 The Company agrees that the Board and all applicable committees of the Board shall, to the extent that the Board and such committees have such authority or are entitled to so determine, take all necessary actions, effective no later than immediately following the execution of this Agreement, to determine, in connection with their initial appointment as a director and nomination by the Company at the 2018 Annual Meeting, that each of the Appointed Directors is deemed to be (i) a “Continuing Director” or an “Incumbent Director,” as the case may be, as such terms are defined in the definitions of “Change of Control” under certain Company agreements and plans, including the Management Agreements the Company maintains with its executive officers, the Form of Management Contract, the 2014 Stock Incentive Plan, and the Long Term Deferred Compensation Plan, and (ii) a member of the Board as of the beginning of any applicable measurement period for the purposes of the definition of “Change of Control” under certain Company agreements and plans, including the Third Amended and Restated Credit Agreement and the 3.100% Notes due 2026, and (iii) any related plans or agreements of the Company that refer to such plans’ or agreements’ definition of “Change of Control.”

2.                                      Standstill Provisions.

(a)                                 Starboard agrees that, from the date of this Agreement until the earlier of (x) the date that is fifteen (15) business days prior to the deadline for the submission of shareholder nominations for the 2019 Annual Meeting pursuant to the Company’s Bylaws or (y) the date that is one-hundred (100) days prior to the first anniversary of the

2018 Annual Meeting (the “Standstill Period”), Starboard shall not, and shall cause each of its controlled Affiliates and Associates not to, in each case directly or indirectly, in any manner:

(i)                                     engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of shareholders), in each case, with respect to securities of the Company;

(ii)                                  form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that includes all or some of the entities or persons identified on Exhibit A, but does not include any other entities or persons that are not identified on Exhibit A as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of Starboard to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(iii)                               deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the members of Starboard and otherwise in accordance with this Agreement;

(iv)                              seek or submit, or encourage any person or entity to seek or submit, nominations in furtherance of a “contested solicitation” for the appointment, election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the appointment, election or removal of any directors; provided, however, that nothing in this Agreement shall prevent Starboard or its Affiliates or Associates from taking actions in furtherance of identifying director candidates in connection with the 2019 Annual Meeting so long as such actions do not create a public disclosure obligation for Starboard or the Company and are not publicly disclosed by Starboard or its representatives or Affiliates and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with Starboard’s normal practices in the circumstances;

(v)                                 (A) make any proposal for consideration by shareholders at any annual or special meeting of shareholders of the Company or through any written consent of shareholders, (B) make any offer or proposal (with or without conditions) with respect to any merger, tender offer, acquisition, recapitalization, restructuring, disposition or other business combination involving Starboard and the Company, (C) affirmatively solicit a third party to make an offer or proposal (with or without conditions) with respect to any merger, tender offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, or publicly encourage, initiate or support any third party in making such an offer or proposal, (D) publicly comment on any third party proposal regarding any merger, tender offer, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to the Company by such third party prior to such proposal becoming public or (E) call or seek to call a special meeting of shareholders;

(vi)                              seek, alone or in concert with others, representation on the Board, except as specifically permitted in Section 1;

(vii)                           advise, encourage, support or influence any person or entity with respect to the voting or disposition of any securities of the Company at any annual or special meeting of shareholders, except in accordance with Section 1; or

(viii)                        make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party.

(b)                                 Except as expressly provided in Section 1 or Section 2(a), Starboard shall be entitled to (i) vote the Common Stock that it beneficially owns as Starboard determines in its sole discretion and (ii) disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company, any shareholder proposal or other matter to be voted on by the shareholders of the Company and the reasons therefor (in each case, subject to Section 1(c)(iii)).

(c)                                  Nothing in Section 2(a) shall be deemed to limit the exercise in good faith by a New Director of such person’s fiduciary duties solely in such person’s capacity as a director of the Company and in a manner consistent with such person’s and Starboard’s obligations under this Agreement.

3.                                      Representations and Warranties of the Company.  The Company represents and warrants to Starboard that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or agreement to which the Company is a party or by which it is bound.

4.                                      Representations and Warranties of Starboard.  Starboard represents and warrants to the Company that (a) the authorized signatory of Starboard set forth on the signature pages hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Starboard thereto, (b) this Agreement has been duly authorized, executed and delivered by Starboard, and is a valid and binding obligation of Starboard, enforceable against Starboard in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Starboard as currently in effect, (d) the execution, delivery and performance of this Agreement by Starboard does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Starboard, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (e) as of the date of this Agreement, Starboard beneficially owns 3,030,000 shares of Common Stock, including 555,250 shares underlying certain forward purchase contracts exercisable within sixty (60) days hereof, and (f) as of the date hereof, and except as set forth in clause (e) above, Starboard does not currently have, and does not currently have any right to acquire, any interest in any securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement).

5.                                      Press Release.  Promptly following the execution of this Agreement, the Company and Starboard shall jointly issue a mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement in the form attached hereto as Exhibit B.  Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee thereof) nor Starboard shall issue any press release or make public announcement regarding this Agreement or the matters contemplated hereby without the prior written consent of the other Party.  During the Standstill Period, neither the Company nor Starboard nor the Appointed Directors shall make any public announcement or statement that is inconsistent with or contrary to the terms of this Agreement.

6.                                      Specific Performance.  Each of Starboard, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages).  It is accordingly agreed that Starboard, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.  This Section 6 is not the exclusive remedy for any violation of this Agreement.

7.                                      Expenses.  The Company shall reimburse Starboard for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with Starboard’s involvement at the Company prior to the execution of this Agreement, including, but not limited to the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $75,000 in the aggregate.

8.                                      Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.  In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9.                                      Notices.  Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered:  (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); (c) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (d) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same.  The addresses, facsimile numbers and email addresses for such communications shall be:

Bemis Company, Inc.
One Neenah Center, 4th Floor
P.O. Box 669
Neenah, WI 54957
Attention:	General Counsel
Facsimile:	(920) 527-7600
Email:	shedison@bemis.com

with a copy (which shall not constitute notice) to:

Faegre Baker Daniels LLP
2200 Wells Fargo Center
90 South 7th Street
Minneapolis, MN 55402
Attention:	Amy Seidel
Mike Stanchfield
Facsimile:	(612) 766-1600
Email:	amy.seidel@faegrebd.com
mike.stanchfield@faegrebd.com

If to Starboard or any member thereof:

Starboard Value LP
777 Third Avenue, 18th Floor
New York, NY 10017
Attention:	Jeffrey C. Smith
Facsimile:	(212) 845-7989
Email:	jsmith@starboardvalue.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention:	Steve Wolosky
Andrew Freedman
Facsimile:	(212) 451-2222
Email:	swolosky@olshanlaw.com
afreedman@olshanlaw.com

10.                               Applicable Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Missouri without reference to the conflict of laws principles thereof that would result in the application of the law of another jurisdiction.  Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the courts of the State of Wisconsin or in any federal court within the State of Wisconsin.  Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts.  Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-

named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11.                               Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

12.                               Mutual Non-Disparagement.  Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period, or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section 12, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, shall in any way publicly criticize, disparage, call into disrepute, or otherwise defame or slander the other Party or such other Party’s subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, shareholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Party, their businesses, products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, shareholders, agents, attorneys or representatives.

13.                               Securities Laws.  Starboard acknowledges that it is aware, and will advise each of its representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws may prohibit any person who directly or indirectly has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

14.                               Entire Agreement; Amendment and Waiver; Successors and Assigns; Third-Party Beneficiaries; Term.  This Agreement contains the entire understanding of the Parties with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein.  No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Starboard.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.  The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns.  No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Starboard, the prior written consent of the Company, and with respect to the Company, the prior written consent of Starboard.  This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities.  This Agreement shall terminate at the end of the Standstill Period, except the provisions of Sections 10 and 13, which shall survive such termination.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

BEMIS COMPANY, INC.

By:	/s/ William F. Austen
Name:	William F. Austen
Title:	President and Chief Executive Officer

STARBOARD VALUE LP
By: Starboard Value GP LLC, its general partner

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
By: Starboard Value LP, its investment manager

STARBOARD VALUE AND OPPORTUNITY S LLC
By: Starboard Value LP, its manager

STARBOARD VALUE GP LLC
By: Starboard Principal Co LP, its member

STARBOARD PRINCIPAL CO LP
By: Starboard Principal Co GP LLC, its general partner

STARBOARD VALUE AND OPPORTUNITY C LP
By: Starboard Value R LP, its general partner

STARBOARD VALUE R LP
By: Starboard Value R GP LLC, its general partner

STARBOARD PRINCIPAL CO GP LLC

STARBOARD VALUE A GP LLC

STARBOARD VALUE R GP LLC

By:	/s/ Jeffrey C. Smith
Name:	Jeffrey C. Smith
Title:	Authorized Signatory

JEFFREY C. SMITH

PETER A. FELD

MARK R. MITCHELL

By:	/s/ Jeffrey C. Smith
Name:	Jeffrey C. Smith
Title:	Individually and as Attorney-in-Fact for Peter A. Feld and Mark R. Mitchell

EXHIBIT A

STARBOARD VALUE LP

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

STARBOARD VALUE AND OPPORTUNITY S LLC

STARBOARD VALUE GP LLC

STARBOARD PRINCIPAL CO LP

STARBOARD VALUE AND OPPORTUNITY C LP

STARBOARD VALUE R LP

STARBOARD PRINCIPAL CO GP LLC

STARBOARD VALUE R GP LLC

PETER A. FELD

MARK R. MITCHELL

JEFFREY C. SMITH

A-1

Bemis Company Announces Agreement with Starboard

Appoints Four New Independent Directors

Guillermo Novo, Marran Ogilvie, George Wurtz, and Robert Yanker Further Strengthen and Diversify Board, Bringing Operational, Finance, and Industry Expertise

Neenah, Wisconsin, March 16, 2018 - Bemis Company, Inc. (NYSE: BMS) (“Bemis” or “the Company”) today announced that it has entered into an agreement with Starboard Value LP (“Starboard”), which currently owns approximately 3.3% of the Company’s outstanding shares, pursuant to which its Board of Directors has appointed Guillermo Novo, Marran H. Ogilvie, George W. Wurtz III, and Robert H. Yanker as new independent directors to the Company’s Board, effective immediately.  The Company also announced that Ronald J. Floto and William L. Mansfield will retire from the Board at the end of their current terms and will not stand for reelection at the 2018 Annual Meeting. Following the 2018 Annual Meeting, the Board will be comprised of 13 directors, 12 of whom will be independent.

In addition, Bemis created a Finance and Strategy Committee of the Board, which will be composed of two incumbent directors, David S. Haffner and Philip G. Weaver, and two new directors, Marran H. Ogilvie and Robert H. Yanker.  The committee will be responsible for reviewing a wide range of topics, including the Company’s financial matters, strategic direction, and potential merger, acquisition, and divestiture opportunities, and make recommendations to the Board regarding such topics.

Timothy M. Manganello, Chairman of the Bemis Board, said, “We are pleased to welcome Guillermo, Marran, George, and Rob as new independent members to the Bemis Board. They each bring relevant experience and perspectives in areas essential to our business, including finance, operational, and industry expertise, and we look forward to benefitting from their insights. The addition of these directors underscores our focus on continuing to evolve the skills represented on the Board to best position the Company for success as we implement and execute on Agility, our comprehensive strategic plan to fix, strengthen, and grow our business. Importantly, Bemis’ solid fourth quarter 2017 results demonstrate that the Company is building momentum on its objectives and taking the right actions to enhance profitability and create value for Bemis shareholders.”

Mr. Manganello continued. “On behalf of the entire Board and management team, I want to thank Ron Floto and Bill Mansfield for their many contributions to Bemis during their tenure. We wish them all the best in their future endeavors.”

Peter Feld, Managing Member at Starboard, said, “We are pleased to have worked constructively with Bemis to reach an agreement to strengthen the Board with new independent directors and to create a new Finance and Strategy Committee of the Board. The appointment of these new directors will bring additional insights and valuable expertise to Bemis as it focuses on profitability and growth. We look forward to continuing to work closely with management and the Board as we pursue our common goal of enhancing shareholder value.”

Under the agreement, Starboard will vote its shares in favor of all of the Board’s nominees and support all Board recommended proposals at the Company’s 2018 Annual Meeting of Shareholders, among other things.  This agreement will be filed on a Form 8-K with the U.S. Securities and Exchange Commission.

About Guillermo Novo

Mr. Novo currently serves as President, Chief Executive Officer, and a member of the Board of Versum Materials, a leading global electronic materials supplier to the semiconductor industry. In this role, Mr. Novo has focused on setting the strategic direction of the company and meeting shareholder commitments. Mr. Novo was appointed CEO after helping lead Versum’s spin-off from Air Products in October 2016. Previously, he served as Executive Vice President, Materials Technologies of Air Products since October 2014. He joined Air Products in 2012 as Senior Vice President Electronics, Performance Materials, Strategy and Technology. Prior to joining Air Products, Mr. Novo served as Group Vice President, Coating Chemicals, for Dow Chemical Company.

About Marran H. Ogilvie

Ms. Ogilvie was a member of Ramius, LLC, an alternative investment management firm, where she served in various capacities from 1994 to 2009 before the firm’s merger with Cowen Group, including as Chief Operating Officer and General Counsel. Following the merger, Ms. Ogilvie served as Chief of Staff at Cowen Group, Inc. until 2010. She currently serves as an Advisor to the Creditors Committee for the Lehman Brothers International (Europe) Administration. She also serves as a director of Evolution Petroleum, a developer and producer of oil and gas reserves, Ferro Corporation, a supplier of functional coatings and color solutions, Four Corners Property Trust, a REIT for which she chairs the Audit Committee, and LSB Industries, Inc. a manufacturing company.  Ms. Ogilvie previously served as a Director for Southwest Bancorp, a regional commercial bank, Zais Financial Corp., a REIT, Seventy Seven Energy Inc., an oil field services company, and the Korea Fund, an investment company.

About George W. Wurtz III

Mr. Wurtz currently serves as the President and Chief Executive Officer of George Wurtz & Associates LLC, a boutique consulting firm that provides hands-on support and experienced counsel to corporate clients for their marketing, operational, strategic sourcing, or financial challenges. Mr. Wurtz co-founded Soundview Paper Company, a manufacturer and distributor of finished paper products, where he previously served as Chairman of the Board of Directors and Chief Executive Officer. Prior to Soundview, Mr. Wurtz was the Chief Executive Officer and President of WinCup, Inc., a leading manufacturer and distributor of a broad line of disposable foodservice products and Executive Vice President of Georgia- Pacific Corporation, a then publicly traded leading maker of tissue, pulp, paper, packaging, building products, and related chemicals, and James River Corporation, an American pulp and paper company. He currently serves as a director of Appvion, Inc., a producer of thermal, carbonless, security, and other specialty coated papers, Mohawk Fine Papers, Inc., a paper manufacturing company, and

Urbanspace, a commercial real estate and restaurant business out of New York City. He also serves as Chairman of the State University of New York at Oswego Engineering Advisory Board.

About Robert H. Yanker

Mr. Yanker currently serves as Director Emeritus at McKinsey & Company, a worldwide management consulting firm. Mr. Yanker served at McKinsey for 27 years, from 1986 to 2013, where he worked with a variety of clients in the industrial, consumer, and telecommunications sectors on a full range of issues from strategy, portfolio assessment, sales and operations transformation, restructuring, and capability building. He currently serves as a director of Aaron’s Inc., a leading omnichannel provider of lease-purchase solutions. He previously served as a director of Wausau Paper Corp., a manufacturer of away-from-home towel and tissue products.

About Bemis Company, Inc.

Bemis Company, Inc. (“Bemis” or the “Company”) is a major supplier of flexible and rigid plastic packaging used by leading food, consumer products, healthcare, and other companies worldwide.  Founded in 1858, Bemis reported 2017 net sales from continuing operations of $4.0 billion.  Bemis has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting.  Headquartered in Neenah, Wisconsin, Bemis employs approximately 16,500 individuals worldwide.  More information about Bemis is available at our website, www.bemis.com.

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and fundamental approach to investing primarily in publicly traded U.S. companies. Starboard invests in deeply undervalued companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

For additional information please contact:

Erin M. Winters

Director of Investor Relations

(920) 527-5288

Bemis Company Inc.